Exhibit 99.1
NEWS RELEASE

Contact: Cynthia Skoglund
Manager, Investor Relations	(714) 961-6320

Beckman Coulter Announces Third Quarter 2009 Results

Updates Outlook Reflecting Olympus Lab-Based Diagnostics (ODS) Acquisition

Raising Full Year EPS

ORANGE COUNTY, California, October 29, 2009 – Beckman Coulter, Inc. (NYSE: BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today third quarter and nine months ended September 30, 2009 results. Reported third quarter revenue, including $65.1 million from the recent ODS acquisition, was $822.8 million, up 8.4% over prior year quarter, or 11.6% in constant currency. On a constant currency basis, recurring revenue increased 17.3% and cash instrument sales declined 9.4%. Reported net earnings were $1.5 million, or $0.02 per fully diluted share. Adjusting for special items, related primarily to restructuring charges and acquisition costs, net earnings were $59.2 million, or $0.85 per fully diluted share, an increase of 13.3% over prior year quarter. (See “Non-GAAP Financial Measures” and “Reconciling Items to Non-GAAP Financial Measures.”)

	Three Months Ended September 30			Nine Months Ended September 30
	2009	2008	Chg%	2009	2008	Chg%
Reported Results
(in millions, except per share)
Revenue	$822.8	$758.8	8.4%	$2,271.0	$2,287.6	(0.7%)
Recurring Revenue	$676.1	$594.6	13.7%	$1,878.8	$1,792.6	4.8%
Operating Income	$4.4	$38.2	(88.5%)	$119.9	$171.8	(30.2%)
Diluted Earnings per Share[1]	$0.02	$0.37	(94.6%)	$1.26	$1.72	(26.7%)

Adjusted Results (revenue growth in constant currency)

Revenue[2]			11.6%			3.8%
ODS impact			8.8%			2.9%

Recurring Revenue[2]			17.3%			10.0%
ODS impact			9.6%			3.2%

Operating Income[2]	$103.7	$76.7	35.2%	$267.2	$228.7	16.8%
ODS impact	$2.0		3.1%	$2.0		1.0%

Diluted Earnings per Share1, [2]	$0.85	$0.75	13.3%	$2.55	$2.26	12.8%
ODS dilution	$0.10			$0.10

See “Non-GAAP Financial Measures,” where the impact of certain items on reported results are discussed.

1.	Earnings, in both 2008 and 2009, include the incremental interest expense associated with the change in accounting for convertible debt instruments. The effect is a $0.03 and $0.10 non-cash charge to interest expense for the third quarter and nine months ended September 30, 2009, respectively, and a $0.04 and $0.09 non-cash charge to interest expense for the third quarter and nine months ended September 30, 2008, respectively.
2.	Consolidated adjusted results including ODS acquisition.

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Beckman Coulter	Page 2 of 23

Scott Garrett, Chairman, President and Chief Executive Officer, said, “In the quarter, we completed the Olympus transaction extending our leadership position in the Chemistry and Clinical Automation product area. Recurring revenue accounted for 82% of total revenue in the quarter and grew 7.7% on a constant currency basis, excluding the Olympus acquisition. Olympus added 9.6% of incremental growth to recurring revenue. Clinical Diagnostics experienced strong growth in recurring revenue especially in Access Immunoassay, which again grew more than 10%. Recurring revenue growth attests to the ongoing strength of our business model even in a difficult economic environment.”

A decline in cash instrument sales partially offset strong recurring revenue growth. Chemistry and Clinical Automation cash instrument sales were 7.3% higher due to $8.5 million of revenue from ODS. All other product areas experienced declines in cash instrument sales due to weakness in all major markets except China. A weak capital expenditure environment and difficult prior year comparisons contributed to these results.

In the quarter, Clinical Diagnostics revenues increased 4.7% in constant currency, excluding ODS. Life Science revenue declined 9%, or 6.8% in constant currency.

On a geographic basis, third quarter revenue in the U.S. increased 6.8%, with the ODS acquisition contributing 5.6%. In constant currency, international revenue grew 16.2%; ODS contributed 11.5% to this growth. International growth was driven by continued strength in Asia Pacific, in Europe as a result of the ODS acquisition and by substantial gains in Immunoassay.

Growth in higher margin recurring revenue more than offset the unfavorable effect of currency and an increase in pension expense. As a result, third quarter adjusted gross profit margin increased 120 basis points to 47.2% versus prior year results.

Third quarter operating income was $4.4 million. On an adjusted basis, operating income for the quarter was $103.7 million, 12.6% of revenue, or 13.5% excluding the ODS acquisition.

Non-operating expense of $4.9 million includes a net gain realized in the period related to the Yen hedge for the ODS acquisition. Adjusted non-operating expense includes incremental interest expense incurred on the debt offering associated with the ODS acquisition. Non-operating expense, excluding the ODS related currency gain, was $20.5 million compared to $12.3 million in the prior year quarter due to higher interest expense. The adjusted tax rate in the quarter was 28.8% compared to 25.5% in the prior year quarter that benefited from discrete items.

Net earnings were $1.5 million, or $0.02 per fully diluted share. Excluding restructuring and acquisition–related costs and other items described in accompanying tables, adjusted net earnings were $59.2 million or $0.85 per fully diluted share, including dilution of $0.10 for the ODS acquisition. The ODS dilution includes $0.04 for intangibles amortization.

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Beckman Coulter	Page 3 of 23

Garrett continued, “In the quarter, we had strong recurring revenue growth that drove a favorable product mix, we continued to manage expenses carefully and effectively hedged currency. These factors more than offset an adverse geographic mix, an increase in pension expense and a stronger dollar. Although global economic conditions continued to constrain cash instrument sales, adjusted net earnings per fully diluted share grew 13.3%.”

Recent Developments

•	Completed the ODS acquisition.

o	Raised approximately $735 million in connection with the acquisition, $495 million from debt issuance and $240 million from stock issuance. The forward sale agreements entered into in May 2009 settled on July 27, 2009 adding 4.7 million newly issued shares of common stock to Beckman Coulter’s outstanding shares.

•

Declared an $0.18 per share quarterly cash dividend, a 6% increase over prior year, payable on November 23, 2009 to all stockholders of record on November 9, 2009, representing the company’s 16th consecutive year of annual dividend increases.

•	Elected two new members to the company’s Board of Directors effective October 2009:

o	Richard Wallace, President and Chief Executive Officer of KLA-Tencor Corporation, a world leading supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries, and

o	Lewis T. “Rusty” Williams, M.D./Ph.D., Executive Chairman and Founder of Five Prime Therapeutics, Inc., a clinical stage, privately held company discovering and developing innovative protein and antibody therapeutics.

Nine Months Summary

For the first nine months of 2009, revenue was nearly flat versus prior year, up 3.8% in constant currency. Excluding the ODS acquisition, total revenue decreased 3.6%, up 0.9% in constant currency. Year-to-date recurring revenue was up 4.8%, or 10% in constant currency, with the ODS acquisition contributing approximately 3.1%.

Adjusted gross margin expanded 120 basis points to 46.9% compared to the first nine months of 2008 due to favorable mix.

Operating income was $119.9 million. Adjusting for special items, operating income increased by 16.8% to $267.2 million. Adjusted operating margin increased 180 basis points to 11.8% including ODS, which trimmed the margin by 20 basis points. The primary drivers of adjusted operating income growth were favorable product mix and expense management.

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Beckman Coulter	Page 4 of 23

Net earnings were $82.9 million, or $1.26 per fully diluted share. On an adjusted basis, net earnings increased 15.8% to $168.6 million. Adjusted net earnings per fully diluted share increased 12.8% to $2.55, including the $0.10 dilutive impact from the ODS acquisition, and operating cash flow was $402 million, up more than $150 million.

Full Year 2009 Outlook (Based on adjusted results and excluding ODS)

“Based on the year-to-date results and the current market conditions, we expect our total revenue to be roughly flat, or up 0% to 2% in constant currency. Recurring revenue is still expected to grow in the range of 6% to 7% for the year on a constant currency basis, which is supported by the 6.8% actual growth rate we’ve seen through nine months. We continue to expect the Beckman Coulter operating margin to be around 13%. The tax rate should come down to approximately 25% for the year, and we expect non-operating expenses to approximate $55 million. Our CAPEX estimate should be a little lower at approximately $325 million. Depreciation and Amortization are estimated at between $270 million to $290 million. We have tightened and raised our stand-alone Beckman Coulter EPS range and now expect it to come in between $3.85 and $3.95 per fully diluted share. The confidence in our full year expectations is founded on what we have witnessed for nine months now: Recurring revenue growth resiliency – combined with tight control over expenses. As for the Olympus impact, we now estimate that the acquisition effect for the five months in 2009 will be approximately $0.18 dilutive; but note that $0.10 is due to the new acquisition intangibles amortization,” Garrett said.

“We are pleased with the rapid progress of our integration of Olympus. Completion of this consolidation should provide further stability to our recurring revenue model. Despite a challenging operating environment, we expect to achieve solid recurring revenue growth augmented by well controlled expenses. We believe this reflects the stability of our sector and is consistent with our long-term goal to deliver annual earnings growth of 9% to 12%,” concluded Garrett.

2010 Outlook

As previously stated, we will provide 2010 preliminary outlook, including the effect of the ODS acquisition, at our Annual Business Review set for December 17, 2009 in New York, New York.

Investor Conference Call and Webcast

As previously announced, there will be a conference call and webcast presentation today, Thursday, October 29, 2009 at 5:00 pm ET to discuss the third quarter and first nine months 2009 results. The presentation webcast will be available live and is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead.” The webcast will be archived on both websites for future on-demand replay through Friday, November 13, 2009.

About Beckman Coulter

Beckman Coulter, Inc., based in Orange County, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of consumable supplies (including reagent test kits), service and operating-type lease payments, represent about 78% of the company’s 2008 revenue of $3.1 billion. For more information, visit www.beckmancoulter.com.

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Beckman Coulter	Page 5 of 23

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “should,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include information regarding the company’s expectations, goals or intentions regarding the future, including statements regarding expectations of full-year earnings outlook, earnings per share growth, anticipated market strength, expectations of risk management, anticipated product mix, expense management, our ability to integrate acquisitions, including the ODS acquisition and statements under the heading “Full Year Outlook,” including expectations for earnings, constant currency recurring revenue growth, constant currency growth in total revenue, recurring revenue growth, operating margin, non-operating expense, expense management, tax rate, CAPEX estimate, earnings per diluted share, integration of our acquisitions and the ODS impact, stability of our sector, risk management, and depreciation and amortization. The outlook provided is based on fiscal year ended 2008 and the quarter and nine months ended September 30, 2009 adjusted results and does not include special items that have occurred or may occur in 2009.

This press release contains the company’s unaudited financial results for the quarter and nine months ended September 30, 2009. These results may change as a result of further review by the company’s independent accountants and management. The completion of the review of our financial statements could result in additional changes to our financial results and could result in the identification of issues relating to the effectiveness of our internal control over financial reporting. Final third quarter results will be provided in the company’s quarterly report to the SEC on Form 10-Q.

Forward-looking statements included in this press release involve certain risks and uncertainties and are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties, some of which may be beyond the company’s control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include our ability to effectively integrate the ODS acquisition; our ability to compete effectively; changes in laws and regulations, including pending healthcare reform; market demand for the company’s new and existing products; intellectual property infringement claims by others and our ability to protect the company’s intellectual property; difficulty in obtaining materials and components for our products; consolidation of our customer base, formation of group purchasing organizations and changes in customer inventory levels and inventory management practices; reductions in government funding to our customers; foreign currency exchange fluctuations; global market, economic and political conditions and natural disasters; costs associated with our supply chain initiatives; tax risks and regulations; changes in the value of our investment in marketable securities; and our ability to successfully acquire and integrate acquired businesses and realize the anticipated benefits from such acquisitions. Additional factors that could cause actual results to differ are discussed in Part I, Item 1A (Risk Factors) of the company’s Form 10-K filed with the SEC on February 23, 2009 as well as in the company’s Form 10-Q filed since then and reports on Form 8-K. Forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update these disclosures except as required by law.

Change in Accounting for Convertible Debt Securities

In May 2008, the FASB issued a new accounting standard related to convertible debt instruments that may be settled in cash upon conversion. Under this standard, such convertible debt securities would be separated into a debt and equity component. This change in principle, which was effective for us as of January 1, 2009, was applied retrospectively to previously issued convertible debt instruments. The adoption of this new accounting standard increased our 2008 and 2007 non-cash interest expense by approximately $13 million per year, resulting in a reduction of our diluted earnings per share by approximately $0.12 in 2008 and 2007. Interest expense increased by $3.6 million and $3.5 million for the three months ended September 30, 2009 and 2008, respectively, and by $10.7 million and $10.2 million for the nine months ended September 30, 2009 and 2008, respectively. Our diluted earnings per share decreased by $0.03 and $0.04 for the three months ended September 30, 2009 and 2008, respectively, and by $0.10 and $0.09 for the nine months ended September 30, 2009 and 2008, respectively, as a result of the adoption.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter and nine months ended September 30, 2009 and 2008 and with respect to Outlook for 2009. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate our comparison of our historical results to our competitors. The Company reported the following non-GAAP financial measures: “adjusted gross margin,” “adjusted operating expense,” “adjusted operating income,” “adjusted operating margin,” “adjusted non-operating expense,” “adjusted net earnings,” “adjusted diluted earnings per share,” “adjusted tax rate,” “free cash flow,” “constant currency growth,” “adjusted earnings before interest, taxes, depreciation and amortization” (“adjusted EBITDA”) and “adjusted pretax profit growth.” The Company also provided its outlook for 2009 for “adjusted operating margin,” “adjusted non-operating expense,” “adjusted tax rate,” and “adjusted earnings per diluted share.” These non-GAAP financial measures are not in accordance with or an alternative to GAAP.

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Beckman Coulter	Page 6 of 23

Adjusted gross margin excludes the impact of the adjustment for the fair market value of acquired inventory, which is recorded as a charge to cost of sales over the period which the acquired inventory is sold, and excludes the charge to write-off discontinued products as a result of restructuring to consolidate facilities. The adjustment related to the fair value of inventory is beyond the control of management and is limited to the periods following an acquisition. The charges excluded are expected to be non-recurring. Management uses adjusted gross margin in evaluating performance and comparison to operating budgets and prior periods. A reconciliation of gross margin, the GAAP measure most directly comparable to adjusted gross margin, is provided on the attached schedule.

Adjusted operating expense excludes the impact of charges associated with restructuring or relocations in connection with our supply chain improvement initiatives, acquisition and integration related expenses, environmental remediation, charges associated with acquisitions and non-recurring license fees, and other operating expense items that we do not expect to be recurring. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. Although management expects to continue to incur costs for its supply chain initiatives and recent acquisitions through 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in each period and believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted operating expense to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. A reconciliation of operating expense, the GAAP measure most directly comparable to adjusted operating expense, is provided on the attached schedule.

Adjusted operating income excludes the impact of charges to operating expense as described above. Management uses adjusted operating income to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the Company uses adjusted operating income to evaluate management performance for compensation purposes. A reconciliation of operating income, the GAAP measure most directly comparable to adjusted operating income, is provided on the attached schedule.

Adjusted operating margin is calculated using adjusted operating income, as described above, divided by revenue. Management uses adjusted operating margin in its analysis of operating budgets and forecasts and to measure our performance against those budgets and forecasts, since this measure is reflective of our operating costs on an ongoing basis and excludes transactions or events that may be beyond the control of management or which are unpredictable. Management uses adjusted operating margin when evaluating the performance trends of our Company compared to others. A reconciliation of operating margin, the GAAP measure most directly comparable to adjusted operating margin, is provided on the attached schedule.

Adjusted non-operating expense excludes the impact of non-operating items that we do not expect to be recurring. For 2009 these items include hedging gains or losses in connection with forward contracts to hedge the Yen purchase price of the acquisition of ODS and other currency gains related to the transaction, and the incremental net interest expense related to the debt issued to finance the acquisition prior to the date of the acquisition, since the funds had not yet been deployed to finance the acquisition and only earned a nominal return while invested in conservative investments. For 2008 these items include the gain recognized on the sale of vacant land in Miami. Management uses adjusted non-operating expense to prepare budgets and forecasts and to measure our performance against those budgets and forecasts. A reconciliation of non-operating expense, the GAAP measure most directly comparable to adjusted non-operating expense, is provided on the attached schedule.

Adjusted net earnings excludes the impact of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring, including hedging gains or losses in connection with forward contracts to hedge the Yen purchase price of the acquisition of ODS and other currency gains related to the transaction. Adjusted net earnings also excludes the incremental net interest expense related to the debt issued to finance the acquisition prior to the date of the acquisition, since the funds had not yet been deployed to finance the acquisition and only earned a nominal return while invested in conservative investments. Adjusted net earnings also exclude the related incremental tax effect of these items. Adjusted diluted earnings per share exclude the effect of those same items from diluted earnings per share. Reconciliations of net earnings, the GAAP measure most directly comparable to adjusted net earnings, and earnings per share, the GAAP measure most directly comparable to adjusted earnings per share, are provided on the attached schedule.

Adjusted EBITDA is a non-GAAP measure that management believes provides useful supplemental information for management and investors. Adjusted EBITDA is a tool that provides a measure of the adjusted net earnings, as described above, of the business before considering the impact of interest, taxes, depreciation and amortization. We believe adjusted EBITDA provides management with a means to analyze and evaluate the profitability of our business and its ability to generate cash flow before the effect of interest, taxes, depreciation and amortization. A reconciliation of net earnings, the GAAP measure most directly comparable to adjusted EBITDA, is provided on the attached schedule.

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Beckman Coulter	Page 7 of 23

Adjusted tax rate excludes the incremental tax effect of income and expense items excluded from adjusted net earnings, as described above. A reconciliation of the tax rate, the GAAP measure most directly comparable to adjusted tax rate, is provided on the attached schedule.

Free cash flow is a non-GAAP measure that management believes provides useful supplemental information for management and investors, because it reports the cash provided by operating activities after cash invested in property, plant and equipment. We believe this measure provides management and investors with a measure to determine the health of the business and cash flow generated by the business in excess of the cash needed to be reinvested in the business. A reconciliation of cash provided by operating activities, the GAAP measure most directly comparable to free cash flow, is provided on the attached schedule.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe our investors also use this measure to analyze the underlying trends in our international operations.

Our Outlook for 2009 adjusted operating income, adjusted operating margin, adjusted pretax profit growth, adjusted non-operating expense, adjusted tax rate, adjusted earnings per diluted share and adjusted EBITDA excludes the impact of charges or write-offs associated with acquisitions, environmental remediation, restructuring, including relocations in connection with our supply chain improvement initiatives, acquisition and integration related costs, gains or losses upon sale of assets or businesses and other items that we do not expect to be recurring, because we are unable to forecast such items with reasonable predictability and do not include those items in our operating budgets. Although management expects to continue to incur costs for its supply chain initiatives and recent acquisitions through 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in each period and believes those costs do not reflect the ongoing performance of the core business. The Company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to the unknown effect, timing and potential significance of special charges and our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2009, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the Company and believes this information is useful to investors to view our operations through the eyes of management.

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)	Restructuring and acquisition related costs –We recorded restructuring and acquisition related charges of $79.2 million and $127.2 million for the quarter and nine months ended September 30, 2009, and $7.8 million and $13.2 million (including a net gain of $3.2 million on sale of building and land in Hialeah, Florida), for the quarter and nine months ended September 30, 2008, respectively. These charges were primarily associated with our acquisition of the lab-based diagnostic business of Olympus Corporation (ODS) on August 3, 2009, our supply chain improvement initiative and Orange County consolidation project, and included charges related to severance, relocation, asset impairment and other exit costs.

In connection with the ODS acquisition, we incurred acquisition related expenses of $13.4 million and $28.1 million for the quarter and nine months ended September 30, 2009, respectively, primarily pertaining to investment banking, legal and consulting services.

b)	Foreign currency gains related to ODS acquisition—Consideration for the ODS acquisition was paid in Japanese Yen. To mitigate unfavorable fluctuation in the movement of the Yen in relation to the U.S. dollar, we entered into forward contracts to purchase Japanese Yen at the spot rate to effectively fix the U.S. dollar cost of the closing payment to approximately $780 million. These business acquisition related forward contracts cannot be designated as hedged instruments under accounting rules. Gains or losses on derivative contracts not designated as a hedged instrument are recognized in earnings. As a result, we recognized a gain of approximately $10.9 million and $19.6 million for the quarter and nine months ended September 30, 2009, respectively, which is reflected within non-operating income in our consolidated statement of earnings.

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Beckman Coulter	Page 8 of 23

Additionally in the third quarter of 2009, we recorded a $2.2 million foreign currency gain related to the days between obtaining the funds (denominated in Yen) and remitting the funds to purchase ODS. Furthermore, we recorded an exchange gain of $4.9 million on settlement of intercompany loans related to the funding of the ODS acquisition in the quarter ended September 30, 2009.

c)	Fair market value inventory adjustment – We recorded an $8.8 million charge during the third quarter of 2009 related to the fair value of acquired inventory in connection with the ODS acquisition, as a portion of the acquired inventory was sold during the third quarter. A similar charge for $1.0 million was incurred during the first quarter of 2008 in connection with our acquisition of the flow cytometry business of Dako A/S related to the fair value of acquired inventory sold in the first quarter.

d)	Inventory write-off – We recorded a charge of $1.6 million related to inventory written off due to discontinuation of certain product lines in the third quarter of 2009.

e)	Interest expense on debt offering—On May 26, 2009, we issued $250 million principal amount of the Company’s 6% Senior Notes due 2015 and $250 million principal amount of the Company’s 7% Senior Notes due 2019 (the “Notes”). The proceeds from the Notes were used to partially fund the ODS acquisition. During the third quarter and nine months ended September 30, 2009, we incurred approximately $2.4 million and $5.6 million, respectively, in net interest expense associated with these Notes prior to the date the acquisition closed.

f)	Purchase of sublicense-Molecular testing – During the third quarter of 2009, we entered into an agreement for non-exclusive sublicense rights to obtain rights under certain patents to be used to develop a molecular assay, which is in development and recorded an R&D charge of $5.8 million. During the second quarter of 2008, we entered into an agreement for non-exclusive sublicense rights relating to testing for the hepatitis C virus (HCV) and recorded an R&D charge of $12.0 million. Under the agreement, we can develop, manufacture and sell a quantitative viral load HCV blood test for use on our molecular diagnostic instrument, which is in development.

g)	Litigation accrual – During the third quarter of 2009, we recorded a $3.9 million accrual related to a labor claim for the period from 2000 to 2005.

h)	Miami vacant land sale – During the second quarter 2008, we received the remaining $1.2 million held in escrow related to our 2007 sale of vacant land adjacent to our Miami, Florida facility and recorded a gain on sale in other non-operating income

i)	Environmental remediation – In September 2008, we recorded a $19.0 million environmental remediation charge. In connection with our Orange County facility consolidation and planned closure of our Fullerton, California site, we began conducting environmental studies at the Fullerton facility and detected certain contaminants in the soil and groundwater at the site. The $19.0 million represents our best estimate of future expenditures for evaluation and remediation at the site.

j)	Royalty buy out – During the third quarter of 2008, we incurred an $11.7 million charge related to buying out our future US royalty payments under a license from Nephromics, LLC (“Nephromics”). This fully paid up license relates to future US sales of a number of markers including a preeclampsia panel covered by patents licensed exclusively to Nephromics. The products under the licensing agreements have not received regulatory clearance and are still in the development stage; therefore, the cost was charged to R&D.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Recurring revenue – supplies, service and lease payments	$676.1	$594.6	$1,878.8	$1,792.6
Cash instrument sales	146.7	164.2	392.2	495.0

Total revenue	822.8	758.8	2,271.0	2,287.6

Cost of recurring revenue	324.9	274.5	878.2	823.1
Cost of cash instrument sales	120.0	135.3	338.9	419.8

Total cost of sales	444.9	409.8	1,217.1	1,242.9

Gross profit	377.9	349.0	1,053.9	1,044.7

Operating costs and expenses
Selling, general and administrative	222.6	209.2	614.5	625.5
Research and development	71.7	74.8	192.3	215.2
Restructuring and acquisition related costs	79.2	7.8	127.2	13.2
Environmental remediation	—	19.0	—	19.0

Total operating costs and expenses	373.5	310.8	934.0	872.9

Operating income	4.4	38.2	119.9	171.8

Non-operating (income) expense
Interest income	(1.4)	(2.4)	(4.0)	(8.6)
Interest expense	24.3	16.7	52.7	44.5
Other, net	(18.0)	(2.0)	(24.9)	(5.5)

Total non-operating expense	4.9	12.3	23.8	30.4

Earnings before income taxes	(0.5)	25.9	96.1	141.4
Income tax (benefit) provision	(2.0)	1.8	13.2	30.5

Net earnings	$1.5	$24.1	$82.9	$110.9

Basic earnings per share	$0.02	$0.38	$1.27	$1.76

Diluted earnings per share	$0.02	$0.37	$1.26	$1.72

Weighted average number of shares outstanding (in thousands)
Basic	67,946	62,789	65,127	62,931
Diluted	69,372	64,334	66,033	64,403

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	September 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$262.3	$120.0
Trade and other receivables, net	804.9	706.7
Inventories	652.3	496.2
Deferred income taxes	60.4	62.5
Prepaids and other current assets	157.9	76.3

Total current assets	1,937.8	1,461.7

Property, plant and equipment, net	594.8	465.5
Customer leased instruments, net	534.8	448.7
Goodwill	1,016.0	696.3
Other intangible assets, net	572.8	396.8
Deferred income taxes	—	1.3
Other assets	77.0	71.5

Total assets	$4,733.2	$3,541.8

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$264.4	$172.2
Accrued expenses	565.8	416.9
Income taxes payable	—	29.7
Short-term borrowings	26.8	21.4
Current maturities of long-term debt	11.1	4.4

Total current liabilities	868.1	644.6

Long-term debt, less current maturities	1,321.8	819.0
Deferred income taxes	65.9	—
Other liabilities	559.0	595.9

Total liabilities	2,814.8	2,059.5

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	7.4	6.9
Additional paid-in capital	875.5	621.5
Retained earnings	1,431.1	1,381.6
Accumulated other comprehensive loss	(143.1)	(199.8)
Treasury stock, at cost	(252.5)	(327.9)
Common stock held in grantor trust, at cost	(21.0)	(19.3)
Grantor trust liability	21.0	19.3

Total stockholders’ equity	1,918.4	1,482.3

Total liabilities and stockholders’ equity	$4,733.2	$3,541.8

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities
Net earnings	$82.9	$110.9

Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	219.4	192.1
Provision for doubtful accounts receivable	2.4	6.6
Share-based compensation expense	27.2	27.0
Gain on sales of building and land	—	(5.1)
Accreted interest on convertible debt	10.7	10.2
Amortization of pension costs	18.7	7.6
U.S. pension trust contributions	(24.0)	(8.2)
Deferred income taxes	(11.1)	4.1
Changes in assets and liabilities, net of acquisitions
Trade and other receivables	35.1	18.8
Prepaid and other current assets	(19.8)	(13.1)
Inventories	(58.1)	(57.4)
Accounts payable and accrued expenses	97.6	(29.5)
Income taxes payable	9.8	(32.0)
Long-term lease receivables	11.4	8.3
Other	—	3.6

Net cash provided by operating activities	402.2	243.9

Cash flows from investing activities
Additions to property, plant and equipment	(106.2)	(56.4)
Additions to customer leased instruments	(114.6)	(146.8)
Proceeds from sales of building and land	—	7.4
Payments for technology licenses	(5.1)	(2.2)
Payments for business acquisitions, net of cash acquired	(802.2)	(10.8)

Net cash used in investing activities	(1,028.1)	(208.8)

Cash flows from financing activities
Dividends to stockholders	(33.4)	(31.9)
Proceeds from issuance of stock	319.2	67.4
Repurchase of common stock as treasury stock	—	(93.6)
Repurchase of common stock held in grantor trust	(1.7)	(1.3)
Excess tax benefits from share-based payment transactions	5.4	11.6
Net (repayments)/borrowings on lines of credit	0.1	18.6
Proceeds from issuance of long-term debt	497.8	—
Debt repayments	—	(16.7)
Debt issuance costs	(10.3)	—
Equity issuance costs	(11.8)	—

Net cash provided by (used in) financing activities	765.3	(45.9)

Effect of exchange rates on cash and cash equivalents	2.9	(0.8)

Change in cash and cash equivalents	142.3	(11.6)
Cash and cash equivalents-beginning of period	120.0	83.0

Cash and cash equivalents-end of period	$262.3	$71.4

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BECKMAN COULTER, INC

SEGMENT REVENUES (1)

(in millions)

(unaudited)

	Quarter Ended September 30,
	2009	2008	Reported Growth %	Constant Currency Growth % (2)
Clinical Diagnostics (3)
Chemistry and Clinical Automation	$282.7	$220.4	28.3%	32.0%
Cellular Analysis	229.0	233.1	(1.7)%	0.7%
Immunoassay and Molecular Diagnostics	199.3	182.4	9.3%	13.1%

Total Clinical Diagnostics	711.0	635.9	11.8%	15.1%
Life Sciences	111.8	122.9	(9.0)%	(6.8)%

Total revenues	$822.8	$758.8	8.4%	11.6%

	Nine Months Ended September 30,
	2009	2008	Reported Growth %	Constant Currency Growth % (2)
Clinical Diagnostics (3)
Chemistry and Clinical Automation	$708.4	$669.0	5.9%	10.7%
Cellular Analysis	668.8	709.1	(5.7)%	(1.8)%
Immunoassay and Molecular Diagnostics	578.9	548.7	5.5%	10.9%

Total Clinical Diagnostics	1,956.2	1,926.7	1.5%	6.2%
Life Sciences	314.9	361.0	(12.8)%	(8.7)%

Total revenues	$2,271.0	$2,287.6	(0.7)%	3.8%

(1)	Amounts may not foot due to rounding.
(2)	Constant currency growth as presented herein represents—Current period constant currency revenue less prior year reported revenue / Prior year reported revenue
(3)	2009 includes revenue of $65 million as a result of the acquisition of the diagnostics systems business from Olympus Corporation.

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BECKMAN COULTER, INC

REVENUE BY GEOGRAPHY (1)

(in millions)

(unaudited)

	Quarter Ended September 30,
	2009	2008	Reported Growth %	Constant Currency Growth %
Revenue by geography:
United States	$402.2	$376.5	6.8%	6.8%
Europe	182.4	165.4	10.3%	19.6%
Emerging Markets (2)	65.7	68.8	(4.6)%	3.1%
Asia Pacific	122.9	94.5	30.0%	27.5%
Other (3)	49.6	53.6	(7.4)%	2.5%

Total revenues	$822.8	$758.8	8.4%	11.6%

	Nine Months Ended September 30,
	2009	2008	Reported Growth %	Constant Currency Growth %
Revenue by geography:
United States	$1,135.0	$1,133.4	0.1%	0.1%
Europe	493.4	511.8	(3.6)%	8.5%
Emerging Markets (2)	178.8	205.1	(12.8)%	(2.9)%
Asia Pacific	322.5	279.2	15.5%	15.5%
Other (3)	141.3	158.1	(10.6)%	3.5%

Total revenues	$2,271.0	$2,287.6	(0.7)%	3.8%

(1)	Amounts may not foot due to rounding
(2)	Includes Eastern Europe, Russia, Middle East, Africa and India
(3)	Includes Canada and Latin America

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BECKMAN COULTER, INC.

SALES MIX (1)

(in millions)

(unaudited)

	2009
	Qtr 1	Qtr 2	Qtr 3	Qtr 4
Recurring revenue	$573.7	$629.0	$676.1
Cash instrument sales	117.8	127.7	146.7

Total revenues	$691.5	$756.7	$822.8

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$579.3	$618.7	$594.6	$610.0	$2,402.6
Cash instrument sales	151.2	179.6	164.2	201.3	696.3

Total revenues	$730.5	$798.3	$758.8	$811.3	$3,098.9

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$513.3	$546.0	$538.6	$580.5	$2,178.4
Cash instrument sales	100.3	143.7	130.4	208.5	582.9

Total revenues	$613.6	$689.7	$669.0	$789.0	$2,761.3

(1)	Amounts may not foot due to rounding.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP GROSS PROFIT AND GROSS PROFIT MARGIN TO

ADJUSTED GROSS PROFIT AND GROSS PROFIT MARGIN (1) (2)

(in millions)

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP gross profit	$377.9	$349.0	$1,053.9	$1,044.7
Reconciling items:
Fair market value inventory adjustment (c)	8.8	—	8.8	1.0
Inventory write-off (d)	1.6	—	1.6	—

Adjusted gross profit	$388.3	$349.0	$1,064.3	$1,045.7

GAAP gross profit margin	45.9%	46.0%	46.4%	45.7%
Impact of adjustments	1.3%	—	0.5%	—

Adjusted gross profit margin	47.2%	46.0%	46.9%	45.7%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING EXPENSE TO

ADJUSTED OPERATING EXPENSE (1) (2)

(in millions)

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP operating expense	$373.5	$310.8	$934.0	$872.9
Reconciling items:
Restructuring and acquisition related costs (a)	(79.2)	(7.8)	(127.2)	(13.2)
Purchase of sublicense-Molecular testing (f)	(5.8)	—	(5.8)	(12.0)
Litigation accrual (g)	(3.9)	—	(3.9)	—
Environmental remediation (i)	—	(19.0)	—	(19.0)
Royalty buy out (j)	—	(11.7)	—	(11.7)

Adjusted operating expense	$284.6	$272.3	$797.1	$817.0

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING INCOME AND MARGIN TO

ADJUSTED OPERATING INCOME AND MARGIN (1) (2)

(in millions)

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP operating income	$4.4	$38.2	$119.9	$171.8
Reconciling items:
Restructuring and acquisition related costs (a)	79.2	7.8	127.2	13.2

Fair market value inventory adjustment (c)	8.8	—	8.8	1.0
Inventory write-off (d)	1.6	—	1.6	—
Purchase of sublicense-Molecular testing (f)	5.8	—	5.8	12.0
Litigation accrual (g)	3.9	—	3.9	—
Environmental remediation (i)	—	19.0	—	19.0
Royalty buy out (j)	—	11.7	—	11.7

Adjusted operating income	$103.7	$76.7	$267.2	$228.7

GAAP operating margin	0.5%	5.0%	5.3%	7.5%
Impact of adjustments	12.1%	5.1%	6.5%	2.5%

Adjusted operating margin	12.6%	10.1%	11.8%	10.0%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS (1) (2)

(in millions, except amounts per share)

(unaudited)

	Quarter Ended September 30,
	2009		2008
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$1.5	$0.02	$24.1	$0.37
Reconciling items:
Restructuring and acquisition related costs (a)	79.2	1.14	7.8	0.12
Foreign currency gains related to ODS acquisition (b)	(18.0)	(0.26)	—	—
Fair market value inventory adjustment (c)	8.8	0.13	—	—
Inventory write-off (d)	1.6	0.02	—	—
Interest expense on debt offering (e)	2.4	0.03	—	—
Purchase of sublicense-Molecular testing (f)	5.8	0.08	—	—
Litigation accrual (g)	3.9	0.06	—	—
Environmental remediation (i)	—	—	19.0	0.30
Royalty buy out (j)	—	—	11.7	0.19
Adjustment for income taxes	(26.0)	(0.37)	(14.6)	(0.23)

Adjusted net earnings	$59.2	$0.85	$48.0	$0.75

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS (1) (2)

(in millions, except amounts per share)

(unaudited)

	Nine Months Ended September 30,
	2009		2008
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$82.9	$1.26	$110.9	$1.72
Reconciling items:
Restructuring and acquisition related costs (a)	127.2	1.92	13.2	0.20
Foreign currency gains related to ODS acquisition (b)	(26.7)	(0.40)	—	—
Fair market value inventory adjustment (c)	8.8	0.13	1.0	0.02
Inventory write-off (d)	1.6	0.02	—	—
Interest expense on debt offering (e)	5.6	0.08	—	—
Purchase of sublicense-Molecular testing (f)	5.8	0.09	12.0	0.19
Litigation accrual (g)	3.9	0.06	—	—
Miami vacant land sale (h)	—	—	(1.2)	(0.02)
Environmental remediation (i)	—	—	19.0	0.30
Royalty buy out (j)	—	—	11.7	0.18
Adjustment for income taxes	(40.5)	(0.61)	(21.1)	(0.33)

Adjusted net earnings	$168.6	$2.55	$145.5	$2.26

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED EBITDA (1) (2)

(in millions)

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP net earnings	$1.5	$24.1	$82.9	$110.9
Income taxes	(2.0)	1.8	13.2	30.5
Interest expense	24.3	16.7	52.7	44.5
Depreciation and amortization	80.6	69.7	219.4	192.1

EBITDA	104.4	112.3	368.2	378.0

Reconciling items:

Restructuring and acquisition related costs (a)	79.2	7.8	127.2	13.2
Foreign currency gains related to ODS acquisition (b)	(18.0)	—	(26.7)	—
Fair market value inventory adjustment (c)	8.8	—	8.8	1.0
Inventory write-off (d)	1.6	—	1.6	—
Purchase of sublicense-Molecular testing (f)	5.8	—	5.8	12.0
Litigation accrual (g)	3.9	—	3.9	—
Miami vacant land sale (h)	—	—	—	(1.2)
Environmental remediation (i)	—	19.0	—	19.0
Royalty buy out (j)	—	11.7	—	11.7

Adjusted EBITDA	$185.7	$150.8	$488.8	$433.7

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP TOTAL NON-OPERATING EXPENSE TO

ADJUSTED TOTAL NON-OPERATING EXPENSE (1) (2)

(in millions, except amounts per share)

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP total non-operating expense	$4.9	$12.3	$23.8	$30.4
Reconciling items:
Foreign currency gains related to ODS acquisition (b)	18.0	—	26.7	—
Interest expense on debt offering (e)	(2.4)	—	(5.6)	—
Miami vacant land sale (h)	—	—	—	1.2

Adjusted total non-operating expense	$20.5	$12.3	$44.9	$31.6

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP TAX RATE TO ADJUSTED TAX RATE (1) (2)

(in millions)

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP tax rate	(400.0)%	6.9%	13.7%	21.6%
Reconciling items:
Restructuring and acquisition related costs (a)	417.3%	3.8%	10.9%	1.1%

Foreign currency gains related to ODS acquisition (b)	(112.1)%	—	(2.6)%	—
Fair market value inventory adjustment (c)	41.2%	—	0.6%	0.1%
Inventory write-off (d)	9.9%	—	0.2%	—
Interest expense on debt offering (e)	14.8%	—	0.5%	—
Purchase of sublicense-Molecular testing (f)	36.3%	—	0.6%	1.0%
Litigation accrual (g)	21.4%	—	0.3%	—
Miami vacant land sale (h)	—	—	—	(0.1)%
Environmental remediation (i)	—	9.2%	—	1.5%
Royalty buy out (j)	—	5.6%	—	1.0%

Adjusted tax rate	28.8%	25.5%	24.2%	26.2%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF FREE CASH FLOW

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
Net cash provided by operating activities	$402.2	$243.9
Additions to property, plant and equipment	(106.2)	(56.4)
Additions to customer leased instruments	(114.6)	(146.8)

Free cash flow	$181.4	$40.7

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